November 26, 2019

Highland Funds I

300 Crescent Court

Suite 700

Dallas, TX 75201

Ladies and Gentlemen:

We have acted as counsel to Highland Funds I, a Delaware statutory trust (in this capacity, the “Acquiring Fund Registrant”), on behalf of its series, Highland Merger Arbitrage Fund (the “Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”), registering the Class A, Class C and Class Z shares of the Acquiring Fund to be issued pursuant to the Agreement and Plan of Reorganization (the “Agreement”), entered into by the Acquiring Fund Registrant, on behalf of the Acquiring Fund, and Highland Funds I (in this capacity, the “Acquired Fund Registrant”), on behalf of its series, Highland Long/Short Equity Fund (the “Acquired Fund”), under the Securities Act of 1933, as amended (the “1933 Act”).

The Agreement, in the form to be adopted by the Acquiring Fund and the Acquired Fund, provides that Class A, Class C and Class Z shares of the Acquired Fund will merge into the corresponding class of shares of the Acquiring Fund in exchange solely for shares (“Shares”) of the Acquiring Fund.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the 1933 Act and Item 16(11) of Form N-14 under the 1933 Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(i)

the combined information statement and prospectus, including the forms of Agreement attached as Annex A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the “Information Statement/Prospectus”);

(ii)	the Acquiring Fund’s Declaration of Trust and By-Laws in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the directors of the Acquiring Fund relating to the Registration Statement and the authorization for issuance and delivery of the Shares pursuant to the Agreement.

We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Acquiring Fund are actually serving in such capacity, and that the representations of officers of the Acquiring Fund are correct as to matters of fact. We have not independently verified any of those assumptions.

Highland Funds I

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Acquiring Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Acquiring Fund; and

2.

When issued and consideration therefor has been paid in accordance with the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Proxy Statement/Prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations of the SEC thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP